Exhibit 14

                        Mace Security International, Inc.
                       Code of Ethics and Business Conduct

         The following sets forth Mace's code for ethical conduct. The Code applies to all employees of Mace, including its directors, the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer. If any employee is aware of a violation of this Code, the violation should be reported to the Company's General Counsel or to the Ethics Hotline at 1-866-494-3161 Pin Number 402.

         The Hotline Number is administered by ENI, an independent third party company, which will transcribe the call and provide the transcript directly to the Chairman of Mace's Ethics and Corporate Governance Committee. Hotline calls may be made on a no name basis.

    ------------------------------------------------------------------------

Obey the Law

The Company and its employees will conduct business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolute essential condition for performance of our duties.

    ------------------------------------------------------------------------

Keep Accurate and Complete Records

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action. All employees and supervisors involved in preparing financial records and reports shall provide their constituents, whether internal managers, outside auditors, or public investors, with information that is accurate, complete, objective, relevant, timely and understandable.

No one should rationalize or even consider misrepresenting facts or falsifying records.

    ------------------------------------------------------------------------

Provide Accurate Public Reports

All employees and, particularly, accounting employees and supervisors, the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, play an important role in the Company's effort to provide fair, accurate and timely financial reports to the public and to the Securities Exchange Commission. Any employee who becomes aware of an inaccuracy in any public report, or is aware that it has not been timely filed, should report this information to the Company's General Counsel, the Ethics Hotline or the Chairman of the Ethics and Corporate Governance Committee, at the employee's option. Any action, which could cause the Company to report inaccurate or untimely information, is grounds for disciplinary action, up to and including dismissal.

Record Costs Properly

Employees and their supervisors are responsible for ensuring that travel, expense, labor and material costs are accurately recorded and charged on the Company's records.

Employees and their supervisors are responsible for the accuracy of their entries in the Company's records.

    ------------------------------------------------------------------------

Avoid Illegal and Questionable Gifts or Favors

The sale of Company products and services and the purchase of supplies and inventory should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Employees will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company or customer or supplier, or could cause embarrassment to or reflect negatively on the Company's reputation.

Employees are prohibited from accepting, offering or giving tangible gifts (including tickets to sporting, recreational, or other events) having a market value of $100.00 or more, to a person or entity with which the Company does or seeks to do business, unless specifically approved (i) by his or her supervisor, and the Company's General Counsel, if the employee is not an Executive Officer or Director, or (ii) by the Chairman of the Ethics Committee, if the employee is a Director or an Executive Officer.

    ------------------------------------------------------------------------

Steer Clear of Conflicts of Interest

Playing favorites or having conflicts of interest -- in practice or appearance - runs counter to the fair treatment to which we are all entitled. Employees must avoid any relationship, influence, or activity that might impair, or even appear to impair, the employee's ability to make objective and fair decisions when performing his or her job. Conflict of interest laws and regulations must be fully and carefully observed. When in doubt, consult corporate and company policies and procedures, and share the facts of the situation with your supervisor, the General Counsel or Chairman of the Ethics and Corporate Governance Committee.

The following items should be considered as a conflict of interest, unless a waiver is obtained:

     >> Employment by a competitor or potential competitor, regardless of the nature of the employment, while employed by the Company.

     >> Acceptance of gifts, payment, or services from those seeking to do business with the Company.

     >> Placement of business with a firm owned or controlled by an employee or his/her family.

     >> Ownership of, or substantial interest in, a company which is a customer, competitor or supplier.

     >>   Acting as a consultant to a Company customer or supplier.

    ------------------------------------------------------------------------

Maintain the Integrity of Consultants, Agents, and Representatives

Business integrity is a key standard for the selection and retention of those who represent the Company. Accounting firms, legal firms, agents, sales representatives, or consultants must certify their willingness to comply with the Company's policies and procedures and must never be retained to circumvent the Company's policies and procedures.

    ------------------------------------------------------------------------

Protect Proprietary Information

Employees may not disclose proprietary Company information to anyone without proper authorization. Employees must keep proprietary documents protected and secure. In the course of normal business activities, suppliers, customers, and competitors may sometimes divulge information that is proprietary to their business. Employees must respect these confidences. All employees must be familiar with and follow the guidelines set forth in the Company's Confidential Information Policy.

    ------------------------------------------------------------------------

Obtain and Use Company and Customer Assets Wisely

Proper use of Company and customer property, electronic communication systems, information resources, material, facilities, and equipment is each employee's responsibility. Employees must use and maintain Company assets with the utmost care and respect, guarding against waste and abuse. Employees may not borrow or remove Company assets, unless there is a Company business purpose and the permission of the employee's supervisor is obtained.

All employees are responsible for complying with the requirements of software copyright licenses related to software packages used in fulfilling job requirements.

    ------------------------------------------------------------------------

Do Not Engage in Speculative or Insider Trading

The Company as a publicly-owned company, must always be alert to and comply with the security laws and regulations of the United States and the various states and stock markets.

It is against the law for employees to buy or sell Company stock based on material, non-public "insider" information about or involving the Company. Employees may not speculate in the securities of the Company when aware of information affecting the Company's business that has not been publicly released. This includes all varieties of stock trading such as options, puts and calls, straddles, selling short, etc. Employees may not use non-public information for personal gain and may not pass along such information to someone else who has no need to know. All employees must be familiar with and follow the guidelines set forth in the Company's Insider Trading Policy.

This guidance also applies to the securities of other companies (suppliers, vendors, subcontractors, etc.) for which employees receive information in the course of your employment at the Company.

    ------------------------------------------------------------------------

Promote a Positive Work Environment

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. As a national enterprise, we respect cultural diversity and recognize that the various localities in which we do business may have different legal provisions pertaining to the workplace. As such, we will adhere to the limitations specified by law in all of our localities, and further, we will not tolerate harassment or discrimination of any kind -- especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior. All employees must be familiar with and follow the guidelines set forth in the Company's Equal Employment Opportunity Policy.

    ------------------------------------------------------------------------

Violations

Any employee who violates a provision of the Code is subject to applicable disciplinary action up to and including termination. Directors and Executive Officers who violate a provision of this Code are subject to such sanction as the Board of Directors decides to impose. The Company also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code.

Procedures

Questions regarding this Code may be directed to the Company's General Counsel. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Ethics and Corporate Governance Committee. Executive Officers are the Company's, Chief Executive Officer, Chief Operations Officer, Chief Financial Officer and Chief Accounting Officer.

Investigations of violations of the Code, interpretations regarding the Code, enforcement of the Code and waiver requests regarding the Code will be conducted, issued, and administered by the Ethics and Corporate Governance Committee where a Director or Executive Officer is involved.

Investigations of violations of the Code, interpretations regarding the Code, enforcement of the Code and waiver requests regarding the Code will be conducted, issued, and administered by the General Counsel in consultation with the Chairman of the Ethics and Corporate Governance Committee where an employee other than a Director or Executive Officer is involved.

Code violations concerning or relating to accounting or auditing matters will be referred to the Company's Audit Committee.

Complaints concerning violations of the Code may be made verbally or in writing to the General Counsel or verbally to the Ethics Hotline. Interpretation requests and waiver requests must be made in writing.

The Company's General Counsel is Robert M. Kramer. Mr. Kramer's telephone number is (856) 778-2300, ext. 15. The General Counsel's address and e-mail address is as follows: Mace Security International, Inc. 1000 Crawford Place, Suite 400, Mt. Laurel, NJ 08054, kramerr@mace-security.com.


When you contact the General Counsel or Ethics Hotline:

     >>   Your communication will be protected to the greatest extent possible.
     >> Your concerns will be seriously addressed and, if not resolved at the time you call, you will be informed of the outcome, if you provide your identity.
     >>   You need not identify yourself.

Remember, there's never a penalty for calling the General Counsel or Ethics Hotline. People in a position of authority can't stop you; if they try, they will be subject to disciplinary action up to and including dismissal.

    ------------------------------------------------------------------------